Exhibit 3.1

Plan of Conversion OF

FRESH GRAPES, LLC

TO

FRESH VINE WINE, INC.

Conversion Pursuant to Section 10.101 of the Texas Business Organizations Code et seq.

and

Section 92A.195 of the Nevada Revised Statutes et seq.

This is the Plan of Conversion (the “Plan”) governing the conversion (the “Conversion”) of Fresh Grapes, LLC, a Texas limited liability company (the “Converting Entity”), to a Nevada corporation under the name “Fresh Vine Wine, Inc.” (the “Converted Entity”), pursuant to Section 10.101 of the Texas Business Organizations Code et seq. and Section 92A.195 of the Nevada Revised Statutes et seq.

Parties to the Conversion

1.                   The name of the Converting Entity is Fresh Grapes, LLC. The Converting Entity is a Texas limited liability company.

2.                   The name of the Converted Entity will be Fresh Vine Wine, Inc. The Converted Entity will be a Nevada limited liability company.

3.                   Upon the Conversion, the Converting Entity will continue its existence in the organizational form of the Converted Entity.

4.                   The Converted Entity will be a corporation and the jurisdiction of formation of the Converted Entity will be Nevada.

Effective Time of the Conversion

5.                   The Conversion shall become effective at the time of the filing of a Certificate of Conversion (the “Effective Time”) with the Secretary of State of the State of Texas, in substantially the form attached hereto as Exhibit I, and the filing of Articles of Conversion with the Secretary of State of the State of Nevada pursuant to and in a form compliant with Sections 92A.205 of the Nevada Revised Statutes and in substantially the form attached hereto as Exhibit II.

Effect of the Conversion

6.                   When the Conversion takes effect, (i) the Converting Entity will continue to exist without interruption in the organizational form of the Converted Entity rather than in the organizational form of the Converting Entity; (ii) all rights, title, and interests to all property owned by the Converting Entity continue to be owned, subject to any existing liens or other encumbrances on the property, by the Converted Entity in the new organizational form without: (A) reversion or impairment; (B) further act or deed; or (C) any transfer or assignment having occurred; (iii) all liabilities and obligations of the Converting Entity continue to be liabilities and obligations of the Converted Entity in the new organizational form without impairment or diminution because of the conversion; (iv) the rights of creditors or other parties with respect to or against the previous owners or members of the Converting Entity in their capacities as owners or members in existence when the Conversion takes effect continue to exist as to those liabilities and obligations and may be enforced by the creditors and obligees as if a Conversion had not occurred; (v) a proceeding pending by or against the Converting Entity or by or against any of the Converting Entity’s owners or members in their capacities as owners or members may be continued by or against the Converted Entity in the new organizational form and by or against the previous owners or members without a need for substituting a party; (vi) the ownership or membership interests of the Converting Entity that are to be converted into ownership or membership interests of the Converted Entity as provided in this Plan are converted as provided herein; and (vii) if, after the Conversion takes effect, an owner or member of the Converted Entity as an owner or member is liable for the liabilities or obligations of the Converted Entity, the owner or member is liable for the liabilities and obligations of the Converting Entity that existed before the Conversion took effect only to the extent that the owner or member: (A) agrees in writing to be liable for the liabilities or obligations; (B) was liable, before the Conversion took effect, for the liabilities or obligations; or (C) by becoming an owner or member of the Converted Entity, becomes liable under other applicable law for the existing liabilities and obligations of the Converted Entity.

Effect of Conversion on Outstanding Membership Interests

7.                   At the Effective Time, and upon the Conversion of the Converting Entity from a limited liability company to a corporation, each unit representing outstanding membership interests of the Converting Entity, including outstanding Class F Units and Class W Units (as such terms are defined in the Limited Liability Company Agreement of the Converting Entity dated March [*], 2021 (the “LLC Agreement”)), shall convert into a number of shares of common stock, par value $0.001 per share, of the Converted Entity equal to the Conversion Ratio. For such purposes, the “Conversion Ratio” means the quotient obtained by dividing 10,000,000 by the number of outstanding Class F Units and Class W Units of the Converting Entity at the time of the Conversion. No fractional shares of Common Stock will be issued in connection with the Conversion; instead the shares to be issued to each stockholder of the Converted Entity in the Conversion will be rounded up to the nearest full share.

Termination of LLC Agreement; Charter Documents; Directors and Officers

8.                   At the Effective Time, the LLC Agreement shall be terminated and be of no further force or effect, and no party shall have any further rights, duties or obligations pursuant to the LLC Agreement. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement prior to the termination thereof.

9.                   Copies of the Articles of Incorporation and Bylaws that will govern the Converted Entity immediately following the Conversion are attached to this Plan of Conversion as Exhibit III. At the Effective Time, such Articles of Incorporation shall be filed with the Secretary of State of the State of Nevada.

10.               Upon the Conversion, (i) the Managers of the Converting Entity (as the term “Manager” is defined in the LLC Agreement) serving immediately prior to the Conversion shall become the initial directors of the Converted Entity, to serve until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal, and (ii) the officers of the Converting serving immediately prior to the Conversion shall become the initial officers of the Converted Entity.

U.S. Federal Income Tax Consequences

11.               The Conversion has been structured to be treated, for U.S. federal income tax purposes, as if the Converting Entity transferred its assets to the Converted Entity in exchange for shares of the Converted Entity’s common stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, followed by a distribution of the shares of the Converted Entity’s common stock to the members in liquidation of the Converting Entity, as described in Rev. Rul. 2004-59.

Further Assurances

12.               If, at any time after the Effective Time, the Converted Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity, or (b) to otherwise carry out the purposes of this Plan, the Converted Entity and its proper officers and directors (or their designees), are hereby authorized to solicit in the name of the Converting Entity any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Converting Entity all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converting Entity, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity and otherwise to carry out the purposes of this Plan.

Amendment or Termination

13.               This Plan of Conversion may be amended or terminated by the Company and the Conversion may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of this Plan of Conversion by the Board.

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